Exhibit 99.1

 Digital Recorders, Inc. Announces Third Quarter 2003 Earnings Results

   DALLAS--(BUSINESS WIRE)--Nov. 11, 2003--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today it posted fully diluted earnings of 2 cents per share on $10.6 million in revenue in third quarter 2003, as compared to a loss of 8 cents on $11.0 million in revenue posted in the same period last year.
   "Third quarter 2003 was profitable as projected even though we were below our target revenue range for the quarter. The lower revenue, as previously reported, was due to delays in expected orders, as well as an unexpected, short-term disruption in order flow from one of our international customers. In the same quarter last year, we recorded a loss on slightly higher revenue. This indicates that we are progressing on our plans to achieve on-going profitability. Those plans include actions in virtually all areas affecting profitability, including marketing programs, product cost reductions, and operating expenses. These actions started benefiting the bottom line in third quarter 2003," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
   For the three months ended Sept. 30, 2003, revenue decreased by 4 percent to $10.6 million with a net income of $104,360, or 2 cents per share on 6,320,130 fully diluted shares outstanding. This compares to revenue of $11.0 million and a net loss of $319,053, or 8 cents per share on 3,769,692 basic and fully diluted shares outstanding for the same period last year. The results are after $65,114 and $44,250 in dividends to preferred shareholders for the three months ended Sept. 30, 2003 and Sept. 30, 2002, respectively.
   For the nine months ended Sept. 30, 2003, revenue increased by 6.1 percent to $34.1 million with a net income of $108,721, or 3 cents per share on 3,992,626 fully diluted shares outstanding. This compares to revenue of $32.1 million and a net loss of $404,281, or 11 cents per share on 3,726,453 basic and fully diluted shares outstanding for the same period last year. The results are after $153,614 and $132,750 in dividends to preferred shareholders for the nine months ended Sept. 30, 2003 and Sept. 30, 2002, respectively.
   As of Sept. 30, 2003, the Company had $6.8 million in working capital and $10.5 million in shareholders' equity. This compares to $2.3 million in working capital and $5.8 million in shareholders' equity as of Dec. 31, 2002.
   The increase of $4.5 million in working capital is primarily the result of the reclassification of the Company's asset-based line of credit from a short- to long-term obligation due to securing a new long-term loan and security agreement prior to issuance of the financial statements. The Company's obligation under the prior line of credit was reported as a current liability as of Dec. 31, 2002 due to the expiration date of the prior facility then being within one year of the balance sheet date. This transaction was addressed with other financing actions in a separate news release dated Nov. 11, 2003.
   The increase in shareholders' equity is primarily due to the newly issued Series E preferred stock and the long-existing Series AAA preferred stock - which is now redeemable only at the Company's discretion - being reclassified to shareholders' equity. The Series AAA preferred stock previously carried a mandatory redemption date of Dec. 31, 2003.

    THIRD QUARTER 2003 HIGHLIGHTS

    -- On Aug. 5, 2003, the Company announced that two new law enforcement products became available for sale to core law enforcement, intelligence, military and security markets through its Digital Audio Corporation (DAC) business unit in Raleigh, N.C.

    --  On Aug. 7, 2003, the Company announced its Digital Recorders
        (DR) division in Research Triangle Park, N.C., received a notice of pending award that is expected to lead to a significant order for computer-aided dispatch automatic vehicle location (CAD-AVL) systems and another product option from the Riverside Transit Agency (RTA) in Riverside, Calif.

    -- On Sept. 10, 2003, the Company announced that recent appropriation actions involving more than $7 billion by both the U.S. Senate and House include increased funding to programs directly related to the Company's served domestic markets.

    -- On Sept. 16, 2003, the Company announced it had been named to Deloitte & Touche's prestigious Technology Fast 50 Program for Texas, a ranking of the 50 fastest growing technology companies in Austin, the Dallas-Fort Worth Metroplex, Houston, and San Antonio by Deloitte & Touche LLP.

    -- On Sept. 17, 2003, the Company announced that, through its DR division, it had signed a three-year Teaming Agreement with GE Transportation Systems Global Signaling, LLC (GETSGS) through General Electric's Advanced Communications division. With this Teaming Agreement, DRI and GETSGS will work together to deliver advanced technology systems integration projects.

   RECENT FINANCING DEVELOPMENTS

   The Company recently announced it has secured a new domestic-operations $10 million asset-based financing agreement with LaSalle Business Credit, LLC, of Chicago, Ill., and raised an additional $3.29 million through private placements of Class E and Class F Convertible Preferred stock. For more information about these transactions, refer to the Company's separate news release dated Nov. 11, 2003.

   FOURTH QUARTER 2003 FORECAST

   "We presently expect to achieve a profit in fourth quarter 2003 -- exclusive of any non-cash, one-time charges that will be incurred due to financing transactions completed during the quarter -- on revenue of approximately $12.2 million, which compares to revenue of $13.0 million, or 1 cent per share on basic and fully diluted shares outstanding posted in the same period last year," Mr. Turney said.

   FISCAL YEAR 2003 OUTLOOK

   "The Company's fiscal year 2003 revenue is presently projected to be approximately $46.3 million. We expect 2003 to be profitable, exclusive of any non-cash, one-time charges that will be incurred in fourth quarter 2003 due to financing transactions completed during the fourth quarter. This compares to revenue of $45.1 million and a loss of 10 cents per share on basic and fully diluted shares outstanding last year. We remain concerned that some orders may not be received in a timely fashion for shipping to take place in fiscal year 2003, which is why we have projected a more cautionary revenue range," Mr. Turney said.

   CONFERENCE CALL INFORMATION

   As previously announced, DRI senior management will discuss third quarter 2003 earnings results, as well as the fiscal year 2003 outlook, during an investors' conference call today, Nov. 11, 2003, at 1 p.m. (Eastern).
   To listen to management's presentation and participate in the live questions-and-answers exchange, please call one of the following telephone numbers at least five minutes prior to the start time:
Domestic, (888) 858-4066, or International, (973) 935-2404.
   Replay will be available today, Nov. 11, 2003 from 4 p.m.
(Eastern) until Nov. 25, 2003 at 11:59 p.m. (Eastern) via the following telephone numbers: Domestic, (877) 519-4471 (Pin Number 4279525); or International, (973) 341-3080 (Pin Number 4279525).
   To listen and participate via webcast, please go to www.viavid.com, search for TBUS events, click on the third quarter 2003 event description, and register to participate. The webcast also will be accessible via the Company's corporate Web site, www.digrec.com. For the convenience of the Company's shareholders, the webcast will be archived for six months.

   ABOUT THE COMPANY

   Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems - enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

   FORWARD-LOOKING STATEMENTS

   This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationship with its lender. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.


               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                                            September 30, December 31,
                                                2003         2002
                                             (Unaudited)    (Note)
                                            ------------- ------------
ASSETS
----------------------------------------
Current Assets
   Cash and cash equivalents               $   447,940  $     504,758
   Trade accounts receivable, less
    allowance for doubtful accounts of
    $96,529 at September 30, 2003 and
    $146,066 at December 31, 2002            7,354,100     10,137,955
   Other receivables                           335,132        251,454
   Inventories                               9,439,145      8,830,522
   Prepaids and other current assets           376,108        452,882
                                            -----------  -------------
      Total current assets                  17,952,425     20,177,571
                                            -----------  -------------

Property and equipment, less accumulated
 depreciation of $2,000,639 at September
 30, 2003 and $1,459,953 at December 31,
 2002                                        2,257,689      1,572,259
Goodwill, less accumulated amortization
 of $1,125,885 at September 30, 2003 and
 $1,066,643 at December 31, 2002            10,082,547      8,960,396
Intangible assets, less accumulated
 amortization of $519,781 at September
 30, 2003 and $362,922 at December 31,
 2002                                        1,481,972      1,392,533
Deferred tax assets                            518,078        865,663
Other assets                                   715,062        414,764
                                            -----------  -------------
      TOTAL ASSETS                         $33,007,773  $  33,383,186
                                            ===========  =============

LIABILITIES AND STOCKHOLDERS'  EQUITY
-----------------------------------------
Current Liabilities
   Lines of credit                         $ 1,431,139  $   7,503,791
   Current maturities of long-term debt      1,010,550        763,360
   Accounts payable                          6,432,190      7,198,962
   Accrued expenses                          1,977,350      2,162,309
   Deferred tax liabilities                    157,730        138,695
   Preferred stock dividends payable           109,364         88,500
                                            -----------  -------------
      Total current liabilities             11,118,323     17,855,617
                                            -----------  -------------

Long-term debt and other obligations,
 less current maturities                    11,039,912      7,737,940
                                            -----------  -------------

Series AAA Manadatory Redeemable,
 Convertible, Nonvoting Preferred Stock,
 $.10 par value,
   Liquidation Preference of $5,000 per
   share; 20,000 shares authorized; 354
   shares issued and outstanding at
   December 31, 2002                                 -      1,770,000
                                            -----------  -------------

Minority interest in consolidated
 subsidiary                                    356,712        267,566
                                            -----------  -------------

Commitments and contingencies

Stockholders' Equity
   Series E Redeemable, Convertible,
    Nonvoting Preferred Stock, $.10 par
    value,
      Liquidation Preference of $5,000 per
      share; 500 shares authorized; 323 and
      zero shares issued and outstanding at
      September 30, 2003 and December 31,
      2002, respectively                     1,372,277              -
   Series AAA Convertible, Nonvoting
    Preferred Stock, $.10 par value,
      Liquidation Preference of $5,000 per
      share; 20,000 shares authorized; 354
      shares issued and outstanding at
      September 30, 2003; redeemable at the
      discretion of the Company              1,770,000              -
   Common stock, $.10 par value,
    25,000,000 and 10,000,000 shares
    authorized; 3,944,475 and
    3,804,475 shares issued and outstanding
    at September 30, 2003 and December 31,
    2002 , respectively                        394,449        380,447
   Additional paid-in capital               12,532,113     12,349,726
   Accumulated other comprehensive income
    - foreign currency translation           1,560,947        421,175
   Accumulated deficit                      (7,136,960)    (7,399,285)
                                            -----------  -------------
      Total stockholders' equity            10,492,826      5,752,063
                                            -----------  -------------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                              $33,007,773  $  33,383,186
                                            ===========  =============

Note: The consolidated balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.


               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
    FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

                      Three Months Ended         Nine Months Ended
                          September 30,             September 30,
                    ------------------------  ------------------------
                        2003         2002         2003         2002
                    -----------  -----------  -----------  -----------

Net sales          $10,612,407  $11,044,009  $34,050,514  $32,102,112
Cost of sales        6,262,212    7,295,111   20,209,804   20,602,883
                    -----------  -----------  -----------  -----------
   Gross profit      4,350,195    3,748,898   13,840,710   11,499,229
                    -----------  -----------  -----------  -----------

Operating expenses:
   Selling, general
    and
    administrative   3,591,308    3,150,542   11,130,658    9,093,949
   Research and
    development        241,106      516,015    1,423,066    1,916,070
                    -----------  -----------  -----------  -----------
   Total operating
    expenses         3,832,414    3,666,557   12,553,724   11,010,019
                    -----------  -----------  -----------  -----------

   Operating income    517,781       82,341    1,286,986      489,210
                    -----------  -----------  -----------  -----------

Other income
 (expense)              25,355      (22,515)      58,976      (59,953)
Foreign currency
 translation gain
 (loss)                 82,137      (36,709)     210,810      249,335
Interest expense,
 net                  (243,556)    (289,854)    (832,998)    (841,474)
                    -----------  -----------  -----------  -----------
  Total other
   expense and
   interest expense   (136,064)    (349,079)    (563,212)    (652,093)
                    -----------  -----------  -----------  -----------

   Income (loss)
    before income
    tax expense        381,717     (266,738)     723,774     (162,882)

Income tax benefit
 (expense)            (172,721)      29,811     (372,293)     (54,488)
                    -----------  -----------  -----------  -----------

   Income (loss)
    before minority
    interest in
    income of
    consolidated
    subsidiary         208,996     (236,927)     351,481     (217,371)

Minority interest
 in income of
 consolidated
 subsidiary            (39,522)     (37,876)     (89,146)     (54,160)
                    -----------  -----------  -----------  -----------

   Net income
    (loss)             169,474     (274,803)     262,335     (271,531)

Preferred stock
 dividends             (65,114)     (44,250)    (153,614)    (132,750)
                    -----------  -----------  -----------  -----------

   Net income
    (loss)
    applicable to
    common
    shareholders   $   104,360  $  (319,053) $   108,721  $  (404,281)
                    ===========  ===========  ===========  ===========

Earnings per share:
   Net income
    (loss) per
    share:
         Basic     $      0.03  $     (0.08) $      0.03  $     (0.11)
                    ===========  ===========  ===========  ===========
         Diluted   $      0.02  $     (0.08) $      0.03  $     (0.11)
                    ===========  ===========  ===========  ===========

   Weighted average
    number of
    common shares
    and common
    equivalent
    shares
    outstanding:
         Basic       3,944,475    3,769,692    3,854,219    3,726,453
                    ===========  ===========  ===========  ===========
         Diluted     6,320,130    3,769,692    3,992,626    3,726,453
                    ===========  ===========  ===========  ===========

    CONTACT: Digital Recorders, Inc.
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com